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                                                                   Exhibit 10.23

                                                                  EXECUTION COPY


                   EMPLOYMENT AGREEMENT TERMINATION AGREEMENT


          This Employment Agreement Termination Agreement (the "Agreement") is hereby entered into this twenty-third day of November, 1998, between Dunn Computer Corporation, a Virginia corporation (hereinafter "Dunn") and George D. Fuster and D. Oscar Fuster (hereinafter "the Fusters"), who are collectively referred to herein as the "Parties."

          WHEREAS, Dunn entered into Employment Agreements with George D. Fuster and D. Oscar Fuster on or about May 1, 1998 (hereinafter the "Employment Agreements"), with respect to the Fusters' employment with Dunn and International Data Products Corp., a Maryland corporation ("IDP"), a wholly owned subsidiary of Dunn, which Agreements expire pursuant to their terms on May 1, 2001; and

          WHEREAS, the Parties now desire and agree to terminate the Employment Agreements, except as specified herein.

     NOW, THEREFORE, in consideration of the mutual promises, obligations, covenants and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

          1. TERMINATION. In full and complete settlement of these matters:

             a. The Parties hereto agree to terminate the Employment Agreements with respect to all provisions thereof, except those set forth in paragraph (b) of Section 4, "Compensation and Benefits," Section 7, "Confidential Information," Section 8, "Covenant Not to Compete" and Section 11, "Injunctive Relief," which provisions shall remain in full force and effect hereafter and are incorporated herein by reference, provided that the "term of Employment" referred to in Section 8 shall be deemed to conclude as of the date hereof. If either of the Fusters breaches any of such provisions incorporated herein, he shall be deemed in breach of this Agreement and, in addition to the remedies set forth in Section 11 of the Employment Agreement, Dunn shall be entitled to cease payments with respect to such breaching Fuster under subparagraph d of this
Section 1 and shall not have any further obligation to the breaching Fuster under such subparagraph d. In the event that it is later determined in any judicial or other government proceeding that Dunn did not have cause to cease payments to a breaching Fuster under subparagraph d of this Section 1, then the breaching Fuster shall be entitled to recover from Dunn (1) any attorneys' fees and costs incurred by such breaching Fuster in enforcing his right to receive such payments; (2) the unpaid amount of the Termination Payment (as defined in subparagraph d of this Section 1); and (3) interest on the amount determined to have been unjustly withheld (the


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"Withheld Amount") at the rate of 9% per annum commencing, with respect to each monthly payment comprising the Withheld Amount, the date each such payment was due pursuant to this Agreement.

             b. Each of the Fusters agrees to resign his employment with Dunn, IDP, PRIMO, and any subsidiaries or affiliates thereof (together, the "Employers") effective on the date hereof (the "Effective Date").

             c. Each of the Fusters agrees to resign, as of the Effective Date, from (i) any positions as members of the boards of directors of the Employers, and (ii) any positions as officers of the Employers to which each has been appointed. The execution of this Agreement shall constitute notice of such resignations. Each of the Fusters and Dunn, including any successors, assigns, affiliates, predecessors, purchasers, heirs, personal representatives, directors, officers, employees and agents thereof, as the case may be, hereby covenants that they will not represent or state to any persons that the resignations of the Fusters contemplated by this Agreement were caused by reason of any disagreement between the Fusters and Dunn, on any matter relating to Dunn's operations, policies or practices, or the Fusters' job performance, except as required by law or by court order. Each of the Parties agrees not to make any comment, disparaging or otherwise, to any third party relating in any way to any of the Parties and, to the extent possible, to cause each subsidiary, affiliate, director, officer, agent and employee of such Party, as applicable, to refrain from making any such comments; provided, however, that factual information regarding the Fusters' dates of employment and termination, positions held and compensation may be provided to prospective employers of the Fusters.

             d. Dunn agrees to pay each of the Fusters $250,000 (the "Termination Payment"), to be paid ratably over an 18 month period commencing on the date hereof, which shall result in a monthly payment of $13,888.89 to each of the Fusters.

          2. CONFIDENTIALITY. Each of Dunn and the Fusters agrees that the terms, provisions, and conditions of this Agreement and the negotiations in pursuance thereof are strictly confidential and shall not be disclosed to any person or entity, other than counsel or immediate family members, except as required by law or by court order. The Fusters further agree that a violation of the terms of this Paragraph is a material breach of this Agreement, for which Dunn shall be entitled to cease payments under subparagraph 1.d. with respect to the breaching Fuster and to recover any attorneys' fees and costs incurred by it in connection with enforcing this Paragraph, and any other legal, equitable, injunctive, monetary or other appropriate relief. In the event that it is later determined by a court of competent jurisdiction that Dunn did not have cause to cease payments to the breaching Fuster under subparagraph d of Section 1, then the breaching Fuster shall be entitled to recover from Dunn (1) any attorneys' fees and costs incurred by such breaching Fuster in enforcing his right to receive such payments; (2) the unpaid amount of the Termination Payment; and (3) interest on the Withheld Amount at the rate of 9% per annum commencing, with respect to each monthly payment comprising the


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Withheld Amount, the date each such payment was due pursuant to this Agreement.
Dunn further agrees that a violation of the terms of this Paragraph is a material breach of this Agreement, for which the Fusters shall be entitled to receive a payment equal to the unpaid amount of the Termination Payment and recover attorneys' fees and costs incurred by them in connection with enforcing this Paragraph, and any other legal, equitable, injunctive, monetary or other appropriate relief. The Parties agree that any press release to be issued with respect to this Agreement, if any, shall be approved by each of the Parties hereto.

          3. RELEASE.

             a. Dunn for itself and its successors, assigns, affiliates, predecessors, purchasers, and all other persons acting on its behalf or claiming under it, including without limitation, its stockholders, directors, officers, employees and agents (separately and collectively, the "Dunn Releasors"), agrees that each of the Dunn Releasors hereby fully and forever irrevocably and unconditionally releases, remises, acquits, exonerates and discharges each of the Fusters their heirs, executors, personal representatives, administrators, successors and assigns, and all persons acting on their behalf (separately and collectively, the "Fuster Releasees"), of and from any and all grievances, claims, demands, debts, defenses, suits, actions or causes of action, promises, proceedings, orders, debts, judgments, contracts, allegations, damages, obligations, liabilities (except for willful misconduct or illegal activity by the Fuster Releasees (the executive officers and directors of Dunn are currently unaware of any such willful misconduct or illegal activity)), costs and expenses (including attorney's fees) of whatever kind or nature, whether known or unknown, suspected or unsuspected, both in law or in equity, in any way arising on or after the "Commencement Date" (as defined in the Employment Agreements) through the date hereof, from or relating to the Fusters service as a director, officer or employee of Dunn or any of its affiliates pursuant to the Employment Agreements (the "Fuster Settled Matters"), which any of the Dunn Releasors ever had, now has, or can, shall or may have in the future against any of the Fuster Releasees, and that the terms hereof constitute a full and complete, legally binding final resolution by the parties of the Settled Matters. Dunn hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any proceeding of any kind against any Fuster Releasee, based upon any matter purported to be released hereby.

             b. The Fusters, for themselves and their heirs, executors, personal representatives, administrators, successors and assigns, and all other persons acting on their behalf (separately and collectively, the "Fuster Releasors"), agrees that each of the Fuster Releasors hereby fully and forever irrevocably and unconditionally releases, remises, acquits, exonerates and discharges Dunn and each of its successors, assigns, affiliates, predecessors and purchasers (the "Dunn Releasees"), of and from any and all grievances, claims, demands, debts, defenses, suits, actions or causes of action, promises, proceedings, orders, debts, judgments, contracts, allegations, damages,


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obligations, liabilities (except for willful misconduct or illegal activity by
Dunn (the Fuster Releasees are currently unaware of any such willful misconduct or illegal activity)), costs and expenses (including attorney's fees) of whatever kind or nature, whether known or unknown, suspected or unsuspected, both in law or in equity, in any way arising on or after the Commencement Date, from or relating to the Employment Agreements and the employment relationship created thereby, including, but not limited to, any law related to employment, cessation of employment, or wage matters or prohibiting employment discrimination ("the Dunn Settled Matters"), which any of the Fuster Releasors ever had, now has, or can, shall or may have in the future against any of the Dunn Releasees, and that the terms hereof constitute a full and complete, legally binding final resolution by the parties of the Settled Matters. Each of the Fusters hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any proceeding of any kind against any Dunn Releasee, based upon any matter purported to be released hereby.

             c. The Parties expressly acknowledge that nothing herein shall alter the rights and obligations of each Party, or create any additional right or obligation of any Party, with respect to the application of the Fusters and IDP for eligibility under the 8(a) Program administered by the U.S. Small Business Administration.

          4. D AND O INSURANCE AND INDEMNIFICATION.

             a. Dunn agrees that it will maintain its existing director and officer liability insurance coverage for a period of 36 months from the date hereof which will cover the acts of each of the Fusters in their capacities as officers and directors of Dunn and any of its affiliates through the date hereof.

             b. Dunn agrees to indemnify and hold harmless each of the Fusters, their heirs, executors, personal representatives, administrators, successors and assigns, and all persons acting on their behalf (each, a "Fuster Indemnified Person"), from and against all loss, liability, claim, damage (including incidental and consequential damages) or expense (including costs of investigation and defense and reasonable attorney's fees) whether or not involving third party claims, arising directly or indirectly in connection with the Fuster Settled Matters and will reimburse the Fuster Indemnified Persons for any loss, liability, claim, damage, expense (including costs of investigation and defense and attorneys' fees) or diminution of value, whether or not involving a third-party claim, arising from or in connection with: (i) the assertion by or on behalf of Dunn or any of its directors, officers, employees, agents, consultants, advisors or other representatives including legal counsel, accountants, financial advisors, shareholders, controlling persons, and affiliates (collectively, "Related Persons") of any claim or other matter purported to be released pursuant to this Agreement and (ii) the assertion by any third party of any claim or demand against any Fuster Releasee which claim or demand arises directly or indirectly from, or in connection with, any assertion by or on behalf of Dunn or any of their Related Persons against such third party of any claims or other


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matters purported to be released pursuant to this Agreement.

             c. The Fusters agree to indemnify and hold harmless each of the Dunn Releasees, (each, a "Dunn Indemnified Person"), from and against all loss, liability, claim, damage (including incidental and consequential damages) or expense (including costs of investigation and defense and reasonable attorney's fees) whether or not involving third party claims, arising directly or indirectly in connection with the Dunn Settled Matters and will reimburse the Dunn Indemnified Persons for any loss, liability, claim, damage, expense (including costs of investigation and defense and attorneys' fees) or diminution of value, whether or not involving a third-party claim, arising from or in connection with: (i) the assertion by or on behalf of the Fusters or any of their agents, consultants, advisors or other representatives including legal counsel, accountants, financial advisors, and affiliates (collectively, "Related Persons") of any claim or other matter purported to be released pursuant to this Agreement and (ii) the assertion by any third party of any claim or demand against any Dunn Releasee which claim or demand arises directly or indirectly from, or in connection with, any assertion by or on behalf of the Fusters or any of their Related Persons against such third party of any claims or other matters purported to be released pursuant to this Agreement.

          5. CERTAIN OBLIGATIONS. Dunn agrees that Dunn or one of its subsidiaries will satisfy the notes payable as listed on Exhibit A hereto (the "Notes"), in the aggregate amount of $907,391.51, in full by paying the persons listed on Exhibit A the amount listed opposite their name by check delivered to the payees on or before November 25, 1998.

          6. OPTIONS. The Parties expressly acknowledge that this Agreement is not intended to alter in any way the rights privileges or obligations associated with the nonqualified stock option granted to each of the Fusters to purchase from Dunn 300,000 shares of Dunn common stock pursuant to section 4(b) of the Employment Agreement (the "Options") and that the Options shall continue to survive in accordance with the terms of section 4(b) of the Employment Agreement subsequent to the date hereof and any other agreement executed in furtherance of such provision including the Option Agreements, dated May 1, 1998, by and between Dunn and each of the Fusters.

          7. MISCELLANEOUS.

             a. Each of the Parties further agrees that this Agreement shall be binding upon and inure to the benefit of his or its assigns, personal representatives, heirs, executors, and administrators; that this Agreement contains and comprises the entire agreement and understanding of the Parties pertaining to the subject matter hereof, except as specifically provided in Sections 1(a) and 6 hereof and that this Agreement shall not be modified except through a writing signed by each of the Parties hereto.


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             b. The Parties further agree that this Agreement and the rights and obligations hereunder shall be governed by, and construed in accordance with, the laws of the Commonwealth of Virginia.

             c. The Parties agree that, if any terms of the above provisions of this Agreement are found null, void or inoperative, for any reason, the remaining provisions will remain in full force and effect. The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the Parties.

             d. The Fusters agree that on or before November 15, 1998, they will provide to Dunn a listing of their relatives that currently are employed by any of the Employers.

             e. The Fusters represent that they understand all of the terms of this Agreement, that they have consulted with an attorney, that, in executing this Agreement, they did not rely and have not relied upon any representation or statement made by Dunn's agents, representatives, or attorneys with regard to the subject matter, basis or effect of the Agreement, and that they enter into this Agreement voluntarily, of their own free will and with knowledge of its meaning and effect.

             f. This Agreement may be executed in one or more counterparts, each of which together shall constitute one and the same instrument.

             g. This Agreement shall not confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns.


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             IN WITNESS WHEREOF, the Parties have hereunto executed this
Agreement, this 23 day of November, 1998.


WITNESS/ATTEST:                    DUNN COMPUTER CORPORATION


                                   By: /s/ John D. Vazzana
---------------------                  -------------------------------
                                          Name:  John D. Vazzana
                                          Title: Chief Financial Officer


                                   THE FUSTERS

                                   /s/ George D. Fuster
----------------------             -----------------------------
                                   George D. Fuster


                                   /s/ D. Oscar Fuster
----------------------             -----------------------------
                                   D. Oscar Fuster







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